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                          SUBSIDIARY INFORMATION

     Registrant Questar Corporation has the following subsidiaries:
Mountain Fuel Supply Company, a Utah corporation; Entrada Industries, Inc., a Utah corporation; Questar Pipeline Company, a Utah corporation; Questar Service Corporation, a Utah corporation; Universal Resources Corporation, a Texas corporation; Questar Telecom, Inc., a Utah corporation; and Questar Development Corporation, a Utah corporation.

     Entrada Industries, Inc., has the following subsidiaries: Wexpro Company, a Utah corporation, and Celsius Energy Company, a Nevada corporation.

     Universal Resources Corporation has one active subsidiary: URC Canyon Creek Compression Company, a Utah corporation. Universal
Resources also does business under the names Questar Energy Company and URC Corporation.

     Questar Development Corporation has one active subsidiary:
Interstate Land Corporation, a Utah corporation. Questar Pipeline has two subsidiaries: Questar TransColorado, Inc. and Questar Gas Management Company, both of which are Utah corporations.

     Questar Pipeline Company and Universal Resources Corporation each have a 50 percent interest in Questar WMC Corporation, a Utah corporation.

     Questar Telecom, Inc. does business in some jurisdictions under the names Questar Radio Company, Questar Radio Communications, and Questar Cellular.